Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2014 REVENUES OF $63.4 MILLION,

PRE-TAX INCOME OF $27.7 MILLION AND DILUTED EPS OF $0.46

First Quarter Financial Highlights*

•	Revenues of $63.4 million, up 18.2%

•	Pre-tax income of $27.7 million, up 12.3%

•	Diluted EPS from continuing operations of $0.46, up from $0.41

•	Total trading volume of $187.4 billion, up 16.9%; record average daily trading volume of $3.1 billion

•	Estimated U.S. high-grade market share of 13.4%, up from 12.3%

*	All comparisons versus first quarter 2013.

NEW YORK, April 23, 2014 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the first quarter ended March 31, 2014.

“Trading volumes were very strong this quarter with record quarterly average daily volume in U.S. high-grade and other credit products. Client trading momentum was evident in both the U.S. and Europe in spite of the robust new issue calendar and the reduction of credit spreads and yields during the quarter,” said Rick McVey, Chairman and Chief Executive Officer of MarketAxess. “New solutions on the trading system continue to gain traction, and our integration of the Xtrakter business is on track in Europe.”

First Quarter Results from Continuing Operations

Total revenues for the first quarter of 2014 increased 18.2% to $63.4 million, compared to $53.7 million for the first quarter of 2013. Pre-tax income was $27.7 million, compared to $24.7 million for the first quarter of 2013, an increase of 12.3%. Pre-tax margin was 43.7%, compared to 46.0% for the first quarter of 2013. Net income totaled $17.5 million, or $0.46 per share on a diluted basis, compared to $15.5 million, or $0.41 per share on a diluted basis, for the first quarter of 2013.

Commission revenue for the first quarter of 2014 totaled $52.0 million on total trading volume of $187.4 billion, compared to $47.2 million in commission revenue on total trading volume of $160.4 billion for the first quarter of 2013. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 13.4%, compared to an estimated 12.3% for the first quarter of 2013. The decline in the U.S. high-grade average fee per million to $167 in the first quarter of 2014 from $191 in the first quarter of 2013 was principally due to the lower duration of bonds traded coupled with a shift to larger sized trades.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased 76.5.% to $11.4 million, compared to $6.5 million for the first quarter of 2013. The increase in all other revenue was principally due to the inclusion of a full quarter of results in 2014 from Xtrakter Limited (“Xtrakter”), which was acquired on February 28, 2013.

Total expenses for the first quarter of 2014 increased 23.2% to $35.7 million, compared to $29.0 million for the first quarter of 2013. The increase in total expenses was principally due to higher employee compensation and benefits costs of $3.6 million, depreciation and amortization of $1.8 million and technology and communication costs of $1.3 million. The overall expense increase reflects the inclusion of a full quarter of operating expenses in 2014 from Xtrakter.

The effective tax rate for the first quarter of 2014 was 36.9%, compared to 37.0% for the first quarter of 2013.

Employee headcount as of March 31, 2014 was 300, compared to 273 as of March 31, 2013.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.16 per share of common stock outstanding, to be paid on May 22, 2014 to stockholders of record as of the close of business on May 8, 2014.

Share Repurchase Program Update

In January 2014, the Company’s board of directors approved a $35.0 million share repurchase program. A total of 54,000 shares were repurchased in the first quarter of 2014 at a cost of $3.4 million.

Balance Sheet Data

As of March 31, 2014, total assets were $346.4 million and included $193.5 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of March 31, 2014 was $318.3 million.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 23, 2014, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 855 425 4206 (U.S.) or +1 484 756 4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing +1 855 859 2056 (U.S.) or +1 404 537 3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2014	2013
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$51,989	$47,186
Information and post-trade services	8,079	3,703
Technology products and services	2,036	1,233
Investment income	146	132
Other	1,148	1,397

Total revenues	63,398	53,651

Expenses
Employee compensation and benefits	18,609	15,016
Depreciation and amortization	4,121	2,286
Technology and communications	4,492	3,146
Professional and consulting fees	3,972	4,303
Occupancy	1,089	797
Marketing and advertising	1,209	935
General and administrative	2,198	2,497

Total expenses	35,690	28,980

Income before taxes	27,708	24,671
Provision for income taxes	10,233	9,126

Net income from continuing operations	17,475	15,545
Loss from discontinued operations, net of income taxes	—	(219)

Net income	$17,475	$15,326

Per Share Data:
Basic earnings per common share
Income from continuing operations	$0.47	$0.42
Loss from discontinued operations	—	—

Net income per common share	$0.47	$0.42

Diluted earnings per common share
Income from continuing operations	$0.46	$0.41
Loss from discontinued operations	—	—

Net income per common share	$0.46	$0.41

Cash dividends declared per common share	$0.16	$0.13
Weighted-average common shares:
Basic	37,121	36,774
Diluted	38,096	37,673

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	March 31, 2014	December 31, 2013
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$130,045	$132,691
Securities available-for-sale	63,483	67,742
Accounts receivable, net	39,077	34,158
All other assets	113,768	116,987

Total assets	$346,373	$351,578

Liabilities and Stockholders’ Equity
Total liabilities	28,112	41,216
Total stockholders’ equity	318,261	310,362

Total liabilities and stockholders’ equity	$346,373	$351,578

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2014	2013
	(In thousands)
	(unaudited)
	EBITDA
Net income from continuing operations	$17,475	$15,545
Add back:
Interest expense	—	6
Provision for income taxes	10,233	9,126
Depreciation and amortization	4,121	2,286

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$31,829	$26,963

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended
	March 31,
	2014	2013
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high grade - fixed-rate	$113,128	$96,736
U.S. high grade - floating-rate	6,036	4,509
Total U.S. high-grade	119,164	101,245
Other credit	50,050	41,767
Liquid products	18,204	17,348

Total	$187,418	$160,360

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$1,954	$1,687
Other credit	815	692
Liquid products	298	289

Total	$3,067	$2,668

Number of U.S. Trading Days [1]	61	60
Number of U.K. Trading Days [2]	63	62

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high grade - fixed-rate	$173	$198
U.S. high grade - floating-rate	60	21
Total U.S. high-grade	167	191
Other credit	301	296
Liquid products	45	46
Total	191	202

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.